EXHIBIT 99


                              NIKE, Inc.
               Fourth Quarter FY07 Earnings Conference Call
                            June 26, 2007


Operator:

Good afternoon, everyone. Welcome to NIKE's fiscal 2007 fourth quarter conference call. For those of you who need to reference today's press release, you'll find it at, www.NIKEbiz.com. Leading today's call will be Pamela Catlett, Vice President of Investor Relations.

Before I turn it over to Ms. Catlett, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter. In addition, it's important to remember a significant portion of NIKE, Inc's business, including Equipment, most of NIKE Retail, NIKE Golf, Converse, Cole Haan, NIKE Bauer Hockey, Hurley and Exeter Brands Group are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at NIKE's website. This call might also include discussion of non-public financial and statistical information, which is also publicly available on that site, www.NIKEbiz.com.

Now I'd like to turn over the call to Pam Catlett, Vice President of Investor Relations.

Pam Catlett:

Good afternoon everyone. Thank you for joining us today to discuss NIKE's fiscal 2007 fourth quarter results.

We issued our results about an hour ago. If you need to reference our results you can find our press release which includes reconciliations between GAAP and non GAPP reported items at our website at www.NIKEbiz.com.


Joining us on today's call will be NIKE, Inc. CEO Mark Parker. Followed by Charlie Denson, President of the NIKE Brand. And finally, you'll hear from our Chief Financial Officer Don Blair, who will give you an in-depth review of our financial results. Following their prepared remarks, we'll take your questions.

As for questions, just a reminder, we would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you. Thanks for your cooperation on this.

Now it's my pleasure to introduce NIKE, Inc. CEO, Mark Parker.

Mark Parker

Thanks, Pam and welcome, everybody, to our year-end call.

We just finished another strong year at NIKE.

Let's start with the big numbers . . .

- Net revenue for the quarter was up 9% - that's 23 consecutive quarters of year-over-year revenue growth.

- For the year, we added nearly $1.4 billion of incremental revenue to total $16.3 B... up 9% year over year.

-   Global Futures are up 11% on a constant dollar basis.

- EPS grew 34% for the quarter and 11% for the year, even as we absorbed over $140 million of incremental expense under new stock option accounting rules.

- All of this is in line with our commitment to deliver consistent, profitable growth.

The NIKE brand had a very good year . . . every region saw fiscal year revenue and futures increase. More on this from Charlie in a moment.

The NIKE subsidiaries had a tremendous financial year, growing revenue 16% on the year.

The big story here is Converse, which continues its white-hot performance . . .

-   Revenue increased 23%

-   PTI increased 133%

- The Chuck Taylor All-Star franchise continues to have terrific sell-through of every model, whether we design it or consumers customize it for themselves.

-   In fact, Q4 was the biggest global sales quarter ever for Converse.

- We just opened a branded space on Carnaby Street in London to tremendous consumer response . . . and we expect the continued international expansion of Converse to be just as successful.

- Next year is the 100th anniversary of Converse, so you can look forward to some special concepts to pop up in celebration of the brand.

-   Clearly, we see Converse continuing to deliver strong growth.

NIKE Golf continues to perform well . . .

-   We extended our leadership as the world's #1 golf apparel brand.

-   We moved into the top 3 brands in drivers in the US.

- And finished the 2006 PGA Tour with the most wins in drivers, irons, fairway woods and wedges

- On the year revenue from NIKE Golf grew 12%, and pre-tax income grew 33%.

In total our six subsidiaries delivered . . .

-   a combined annual revenue of $2.3B

-   and PTI essentially doubled to $304 million

-   We saw record revenues and PTI for Converse and Hurley . . .
    record revenue for Cole-Haan . . . and record PTI for Bauer/NIKE
    Hockey.

- Every sub has the team and the tools they need to accelerate their performance and collectively contribute 25% of our portfolio growth over the next four years.

I'm very bullish on the subs.

To convert our financial performance to value for our shareholders, we continue to optimize the business . . .

- We delivered $1.6 billion in Free Cash Flow from Operations last year, up almost $300M versus the prior year.

- By deploying cash effectively in fiscal 07, we increased dividends 20%, bought back $975 million in stock, and increased ROIC 80 basis points, excluding the expense of stock options.

- I said a year ago that inventory levels were unacceptable . . . that they would improve over the fiscal year and take their rightful place relative to revenue and futures growth . . . and we've kept that promise.

- For Q4 inventory growth was 2%, a decrease from the 15% year-over-year growth we had last year, and far below our rate of revenue growth.

Another big part of our growth strategy is our focus on retail.

-   We've talked for a while now about retail consolidation and the effects of sameness....in the malls..I think any lingering resistance to change in our industry is gone.

-   We're jumping on that opportunity to lead change.

- We've had a very productive year with our wholesale partners, exploring new ways to more effectively elevate and differentiate their stores.

- We're moving ahead with NIKE-owned concepts to bring an entirely new experience to our consumers . . . and you'll see some of those concepts come to life in early spring.

-   And we're expanding our digital footprint . . .

- We're building and tapping into online communities based in the passion for sport.

- We're expanding the tools consumers use to customize their products online.

- We're going to use our digital brand tools to do what we did with traditional advertising . . . innovate, entertain, and lead consumers to products that only NIKE can create.

- Retail, both partner and direct, physical and digital, will continue to . . .
    -  differentiate NIKE from our competitors
    -  deliver premium experiences to consumers
    -  challenge and energize the industry

Our performance and our goals are both based on our exceptional management agility. As we move into the new year, we are . . . . . .
-   reorganizing the brand into high-growth categories
-   intensifying our focus in high-growth cities, countries and regions
- implementing a new vision for energizing retail through our partners and through NIKE-owned concepts
- and strengthening our leadership position in corporate responsibility

We are a company with a lot of confidence . . . and that doesn't happen by accident or good luck. We got here because we take a total-performance approach to growth . . . by striving to be best in class in every part of the business.

We have a lot of competitive advantages, and behind them all is our relentless pursuit of performance and innovation in product. That's something you either have or you don't . . . you can't buy it . . . you can't fake it . . . all you can do is live it, and strive to get better at it every day.

So, I'll end where I started . . . we had a really strong year, and we are well on our way to reaching our goal of $23B in revenue by FY 11.

While our performance is outpacing that of the industry, we do not operate based on the gap between NIKE and our competitors . . . we're focused on the gap between NIKE and our potential . . . because that's where real growth and true leadership happen.

Now, I'll turn it over to Charlie for a few comments on the power of the NIKE brand.


Charlie Denson

Thanks Mark.

I want to start by picking up on something Mark mentioned, and that's the retail environment we're in.

- I think the challenges of consolidation and lack of distinction are clear to everybody.

-   But, we've been talking about these issues for a while now.

- Our position has always been that of leadership and creating differentiation . . . athletic specialty has become the generalist of the industry . . . we think it's critical to put the "specialty" back into athletic specialty . . . at the same time, we believe that the NIKE Brand has an opportunity to be better represented at point of sale, and we've announced our intention to invest here.

A big part of that leadership will come out of our category alignment. We have these teams and leaders in place. The teams have relocated, and now the leadership, product, marketing and operational support are all sitting together, forming the beginnings of a portfolio of world-class teams, and I have to say...this is one of the most energizing things we've done around here in quite some time. We have business plans being reworked, new consumer concepts beginning to take shape, and we've already started to create category destination formats:

- An example is our House of Hoops concept with Footlocker . . . stores that combine NIKE Basketball, the Jordan Brand and Converse in a
way that will create a new level of 	excitement for consumers here
in the US. It's an important first step in rolling out a series of new ideas that will impact specialty retail and influence the entire industry.

Let's stay with basketball for a minute . . .
- The take outside the company is that the US basketball business is under-performing compared to its exponential growth of a few years ago. That's true, but we think it's temporary.
- Basketball is a sports and cultural phenomenon. It is not going to go away anytime soon.
- Inside NIKE, we are very excited about the potential of basketball. The game has gone global and so has the business.
- There is tremendous passion for basketball in places like China, Taiwan, and across Europe. Non-American NBA players, like Dirk Nowitzki, Tony Parker and Manu Ginobili are bringing the game to a new generation of players and fans.
- In China there are millions of kids playing basketball today, and we're just beginning to establish a relationship with them . . . so, the potential is huge.
- Here in the US, we hold home court advantage with the most exciting players in the game - Lebron, Kobe, Amari Stoudamire, and Steve Nash.
- There is nobody more entrenched in the power and the future of basketball than NIKE . . . and we're very excited about the direction of the game, and the business of basketball around the world.

Let's go to soccer . . .
- This is a category where footwear innovation drives competitive success and we feel great about our new product launches, as well as our innovation pipeline.
- We just launched the fourth generation of our Total 90 boot three weeks ago, and it's generating great response from both consumers and retailers.
-   We brought a carbon composite chassis and upper concept to the
    Mercurial Vapor lll. Let me explain, in layman's terms..... We made
    the shoe lighter.   That means, on average, over a distance of 10
    meters, the Vapor III was five hundredths of a second faster than our competitor shoes. To the player at this level, this difference means an advantage of the length of one football shoe. That's huge in soccer, and we'll be advancing that technology for the Euro Championships in 2008.

- As we look forward our futures numbers are up strong double digits.

In Running . . .
-   NIKE + continues to expand beyond even our own expectations.
- The Bowerman Series continues to catch fire, up 20% globally year over year.
- The Vomero 2 is one of the top-selling shoes in running specialty shops this month.
- We received 9 Editor's Choice awards from Runners' World magazine over the last 18 months . . . including the International Shoe of the Year - the Air Pegasus.
- Even with all that, the most exciting part of the running story doesn't come from the US but Europe, specifically Germany, home to half the running business on the continent.
-   NIKE is the fastest growing performance brand in Germany.
- We are now #2 after grabbing 4 points of market share in the last year.
-   And, yes, we do plan to be #1.

I've been around this place for a while I have never seen our teams more excited and energized than they are today.

Around the world we continue to see tremendous opportunity in key geographies.

The US continues to deliver consistent growth:
-   We hit $6B in revenue for the first time
-   Footwear had its first-ever billion-dollar quarter in Q4.
- And for the year apparel passed $1.7B for the first time . . . led by strong sell-through of performance products, like our new Sport Essentials.

We are very pleased with the Asia Pacific business, especially China . where revenue increased 29% in fiscal 07.
- We are gearing up for the Olympics, but Beijing is just the beginning. We believe that by 2009, China will be our second largest market.
- Our latest consumer data for China indicates that we've gained about 4 points of combined footwear and apparel market share in the last year to add to our already substantial lead.
- In Japan, we're seeing some improving trends. The team has done a lot of work over the last 18 months to improve our business and brand position . . . reduced discounting, a cleaner marketplace, lower inventory levels, and increased futures and sell-throughs are all signs of an improving environment.

In our Americas region . . .
- The big news is that in FY 08 we will own our Brazilian apparel business, rather than working through a licensee . . . and we're very optimistic about the impact of that new distribution model.

In Europe, our EMEA region is bouncing back . . .
-   Every country in the region saw growth in their Futures orders . .
    up an aggregate of 	12.5% in real dollars, up over 3 percentage
    points from our last reporting.
-   And we cracked $1B in pre-tax for the first time.
- It's taken some time, but our discipline and patience are beginning to pay off . . . we're seeing a much cleaner retail environment across the region.

In short, we've had a great year, and we're off to a good start in 08.

I believe that we are ideally positioned for growth . . .
- Our category focus is amplifying our connections with consumers and communities, and bringing a sharper focus to how we prioritize the business.
- Mark spoke to our inventory levels, which position us well to grab market share in the short term, and to leverage the power of our category focus to lead marketplace expansion in the long term.
- And we have great agility in the way we balance our portfolio of businesses to sustain global growth.

Now, I'll turn it over to Don to give you some detail on the numbers.

Don Blair

Thanks, Charlie.

As Mark told you earlier, we delivered another year of strong, profitable growth in fiscal 2007. For the year, revenues grew 9% to over $16B and we delivered double digit EPS growth, even after the change in stock option accounting. Our balance sheet is stronger than it's ever been. And with futures orders up double digits and great momentum in our affiliated brand businesses, the NIKE portfolio is well positioned to drive continued growth in fiscal '08 and beyond.

Revenues for both the fourth quarter and fiscal year grew 9% with two points of growth from currency changes. All three of our product business units and all four of our geographic regions delivered revenue growth for the year. Revenues for the businesses reported as "Other" grew 16% for the year and contributed 2 points to our overall revenue growth.

Futures orders scheduled for delivery from June through November 2007 grew 12% versus last year, as all regions reported strong growth.
Excluding currency changes, futures were up 11%.

Diluted EPS for the quarter were 86 cents, 34% higher than last year. As expected, EPS growth for the quarter was boosted by comparisons to prior year earnings reduced by World Cup demand creation and the Converse arbitration ruling. For the year, diluted EPS were $2.93, up 11% versus fiscal '06. Excluding the impacts of stock option accounting and the Converse arbitration, EPS would have grown 15% for the year, within our target growth range.

Gross margins for the quarter were flat to the prior year as initiatives to improve gross margins offset higher product costs in Asia and higher close-outs. For fiscal '07 as a whole, gross margins were slightly below last year.

For the full year, reported SG&A grew 12% and as expected, the timing of demand creation spending and the change in stock option accounting created significant swings in SG&A growth over the course of the year. Excluding the change in accounting for options, SG&A grew 9%, in line with revenue growth.

In fiscal 2007 we delivered $1.6B of Free Cash Flow from Operations, and paid out $1.3B to our shareholders in the form of dividends and share repurchases.

For the twelve months ended May 2007, our Return on Invested Capital or ROIC was 22%; excluding the change in stock option accounting, our ROIC increased about 80 basis points versus the prior year.

With that recap of our consolidated performance, let me now give you some additional perspective on our results.

In our European Region, which includes the Middle East and Africa, fourth quarter revenues increased 12%, with 9 points of growth from
currency changes.   Currency neutral Footwear and Equipment revenues
increased 4% and 10%, respectively, while Apparel revenues increased only slightly versus a World Cup year in 2006. For the year, revenues for the region grew 9%, with 6 points of growth from currency. On a currency neutral basis, all countries in the region except the UK and France posted higher sales. As a group, the emerging market countries were up over 30%, driven by strong results in Greece, Russia and Turkey.

After a period of challenging conditions in the UK and France, we've begun to see tangible signs of improvement. Revenue growth accelerated in the second half of fiscal '07 and futures orders are up 12%, driven by growth in every major country.

Fourth quarter pretax income for the European Region grew 29%, reflecting leverage from lower demand creation spending as well as stronger European currencies. For all of fiscal 2007, the region delivered pretax income of over a billion dollars, up 4% versus the prior year.

In the Asia Pacific Region, fourth quarter revenues increased 7%, with 2 percentage points of growth from currency. Currency neutral revenues for Footwear and Apparel both grew 5%, and Equipment advanced 6%. For the year, reported revenues grew 11%, with one point of growth from currency.

For the year, most countries in the region reported double-digit sales
growth on a currency neutral basis.   China revenues increased over 25%
and continue to be the primary driver of the region's revenue growth. Excluding changes in the value of the yen, revenues in Japan were up slightly for both the quarter and full year, and we continue to see encouraging signs of a turn in that market.

Pretax income for Asia Pacific grew 37% for the fourth quarter, reflecting the timing of demand creation spending and expanding gross margins. For the fiscal year, pretax income for the region grew 17% to $484M as revenue growth and better gross margins more than offset investments in China and Korea.

The Americas Region reported flat revenues for the fourth quarter as tough World Cup comparisons and softness in Brazil offset positive trends elsewhere. For the year, revenues grew 5%, with one point of growth coming from currency changes. Growth in all other countries in the region offset softer results in Brazil.

For fiscal 2008, we expect to return to growth in Brazil. We're seeing some positive signs for footwear and have begun shipping Apparel for the Fall season following the takeover of that business from a licensee.

Fourth quarter pretax income for the Americas Region grew 20%, primarily as a result of lower demand creation spending versus last year's World Cup campaign. For the year, pretax income grew 9% to $187M, driven by higher revenues and gross margins, partially offset by investments in demand creation and infrastructure.

That brings us to the USA. Fourth quarter revenue for the region grew 10%, in part reflecting the benefit of shipment timing across quarters. Sales at NIKE-owned Retail stores in the USA grew 16% for the quarter and comp store sales at NIKE first quality stores increased 8%.

For the full year, revenues for the region grew 7% as 9 of our top 10 wholesale accounts grew. Futures orders also increased 7% versus a year ago.

Revenue for US Footwear grew 9% in the fourth quarter, reflecting double digit growth in units and a mid-single digit decline in average price per pair. The reduction in average price per pair was driven by a shift in mix to lower priced kids and sandal styles, and a higher percentage of close-out sales. For the year, US Footwear revenues grew 6%, driven by high single digit growth in units and a slight decline in average price per pair.

Apparel revenues rose 11% for the quarter and 8% for the year on strong growth from Performance and Team Apparel, partially offset by softer revenue from Sports Culture styles.

US Equipment posted fourth quarter revenue growth of 23%, driven by strong growth from our re-positioned sock line and higher sales of team sports equipment. For the year, this business grew 8%.

Pretax income for the US Region grew 20% in the fourth quarter, bringing full year pretax income to $1.3 billion, up 4% for the year. Favorable timing of SG&A spending drove strong P&L leverage in the fourth quarter. For the full year, higher supply chain costs and a larger mix of close-out sales reduced pretax income growth.

Fourth quarter revenues from our Other businesses grew 9%, bringing full year reported revenues to $2.3 billion, up 16% versus fiscal 2006.

For the year, revenues at Converse grew 23% to $564M, driven by strong consumer demand particularly outside the US. NIKE Golf also turned in a stellar year, as revenues grew 12% to $676M. Revenues at Cole Haan increased 8% to $471M, driven by strong results at owned retail stores, while NIKE Bauer Hockey, Hurley and Exeter each grew revenues at a double digit rate, fueled by great product and brand momentum.

For the year, reported pretax income for the Other businesses nearly doubled. Excluding the impact of the Converse arbitration ruling last year and settlement this year, pretax income for the Other businesses grew over 40%, driven by higher revenues and improved gross margins.

Fourth quarter SG&A spending for NIKE Inc. grew 3%; excluding the impact of stock option accounting and currency, SG&A spending fell 2%. For the year, SG&A spending increased 12%; excluding the impact of stock option accounting and currency changes, SG&A grew 7%, in line with constant currency revenue growth.

For the year, Demand Creation grew 10%; currency changes accounted for 3 points of that growth. The remainder was driven by advertising campaigns behind NIKE Air, NIKE+ and NIKE Pro. Fourth quarter demand creation spending fell 10%, reflecting lower demand creation spending versus last year's World Cup campaign.

Operating overhead grew 14% for the year; five points of growth came from the change in stock option accounting, with an additional 2 points of growth due to currency changes. Key drivers of the balance of the increase were investments in owned retail and non-NIKE brands, as well as normal wage inflation and performance based compensation.

For the year we reported net interest income of $67M, $30M more than the prior year. The improvement was due to both higher levels of invested cash and higher interest rates.

For the fourth quarter, Other Expense was $12M, primarily due to losses on currency hedges. For the year, we reported Other Income of about $1M, as gains from the sale of our Oregon distribution center and the Converse arbitration settlement were mostly offset by currency hedge losses. The combination of currency hedge losses and favorable translation of foreign currency-denominated profits from our international businesses decreased year-over-year pretax income by $11M for the quarter and $2M for the year.

Our effective tax rate for the year was 32.2%, an improvement of 2.8 points versus last year. The tax rate reflects benefits from operations outside the United States; our tax rates for earnings from these operations are generally lower than the US statutory rate. These benefits include a European tax agreement finalized in the second quarter of fiscal '07.

We're particularly proud of our cash flow results for fiscal '07. Working capital management is one of the key drivers of our cash flow and return on invested capital. In fiscal '07, we improved our cash conversion cycle by over 8 days, driven by strong management of inventory and accounts receivable. As Mark noted, year-end inventories were only 2% higher than a year ago, significantly below our forecasted revenue growth rate for the first quarter of fiscal 2008. May 31st accounts receivable increased 5%, well below the rate of revenue growth in the fourth quarter.

Now that we have fiscal 2007 in the books, it's time to talk about our expectations for the new year.

As many of you recall, we introduced our long-term financial model in 2001. We aimed to create shareholder value by delivering high-single-digit revenue growth, mid-teens earnings per share growth, and improving returns on invested capital. We're very pleased with our track record over the past six fiscal years: we've compounded revenue at 9%, EPS at 18% and increased our return on invested capital from 14 to 22%.

We remain focused on delivering sustainable growth in revenue and earnings while continuing to use our capital efficiently. For fiscal 2008, we expect revenue growth toward the top end of our high-single digit target range and modest growth in gross margins as the benefits of clean inventories and continued progress on our gross margin initiatives offset cost pressures from Asia.

For the year, we expect SG&A to grow about in line with revenue. We expect to invest in demand creation to drive growth and product sell through, and in infrastructure for direct retail and digital commerce. We do plan to continue to leverage operating overhead spending against core functions.

We're also targeting ongoing improvement in our working capital efficiency. We're planning for another year of strong cash flows and expect to make significant purchases of NIKE stock. We'll also continue to focus on achieving tax efficiencies across our global operations. As a result, we estimate that our fiscal '08 effective tax rate will be 50 to 100 basis points below the fiscal 2007 rate.

At this time, we expect the growth model for the first quarter to be fairly consistent with the outlook for the full year.

In summary, we're very pleased that we delivered another year of profitable growth in fiscal 2007 and are committed to continuing to do so in fiscal 2008 and beyond.

Now we'd be happy to take your questions.

Operator

Thank you. (OPERATOR INSTRUCTIONS) We will go first to Robby Ohmes with Banc of America Securities. Please go ahead.

Robby Ohmes  - Banc of America Securities - Analyst

Thank you. Two quick questions. The first question is, can you tell us in the futures orders, can you give us the ASP breakout for the U.S. and for Europe?

Then my second question is, can you give us for the U.S. futures, any sort of sense on the relative strengths by channel? Thanks.

Don Blair  - NIKE - CFO

Well, on the futures, Robby, we are seeing still some slightly lower ASPs on the futures order book. As we said earlier, most of that is really a mix-driven impact.

We are seeing pretty much consistent performance out of the very top end of our price range, but we are seeing very strong growth out of products like kids, and as I said, our sandal business has been really strong. So a combination of those mix impacts, we are seeing a little bit of lower ASPs worldwide.

Pam Catlett  - NIKE - VP, IR

And then futures?

Don Blair  - NIKE - CFO

 Well, then the other question was channel perspectives.

Charlie Denson  - NIKE - President

Yes, Robby, this is Charlie. I don't have the channel breakdowns in front of me. I would say that it is pretty relatively strong across the board. In the U.S., we have strong performers in every channel.

So we have people that are continuing to grow at a great clip and then obviously there are a few within each of the channels that are, I wouldn't say they are down, but they are not growing as fast. So - I don't - Pam might be able to get you some of the exact channel breakdowns after the call, but I don't have anything in front of me right now.

Robby Ohmes  - Banc of America Securities - Analyst

Just one last quick follow-up. The category alignment that you guys are going through, when should we be thinking about when that would start to benefit your numbers?

Charlie Denson  - NIKE - President

Well, that is a great question. We think it is starting to benefit them as we speak, in the way we are approaching the business and some of the decisions that we are making. The first full-blown category led seasonal initiative will probably come to market somewhere around Spring '09 or Fall '08, but they are, the alignment is starting to inform our decision makings literally right off the bat.

 Robby Ohmes  - Banc of America Securities - Analyst

 Great. Thanks a lot.

Operator

 We will go next to Jeffrey Edelman from UBS. Please go ahead.

 Jeffrey Edelman  - UBS - Analyst

 Thank you. First of all, Pam, could I get the channel breakdown also?

 Charlie Denson  - NIKE - President

 (laughter)

Jeffrey Edelman  - UBS - Analyst

Charlie, first for you, as we think about the orders and as Robby asked you about the channels, and we think about what you are talking about, the efforts to create excitement with some of the mall-based retailers, is that embedded in some of the futures growth?

Charlie Denson  - NIKE - President

Not really, not yet, because there is really nothing out there yet, other than some announcements and some directional arrows, so nothing is being reflected in the futures numbers as of yet. We are still working on plans as to what it represents over the next 12 to 18 months.

Jeffrey Edelman  - UBS - Analyst

Okay. Don, could you sort of give us a sense why there is such a spread in the currency differential, between your fourth quarter sales and first half futures? That is difference in the FX impact seems to be a lot greater than we typically see.

Don Blair  - NIKE - CFO

You mean on which one are you talking about? We have about a --

Jeffrey Edelman  - UBS - Analyst

I am sorry, European fourth quarter sales reported constant dollars, and then European futures reported constant dollars.

Don Blair  - NIKE - CFO

I am sorry. I hate to ask you to do this. Can you repeat the question for me? Which two numbers are you trying to reconcile here?

Jeffrey Edelman  - UBS - Analyst

The European orders were up 12% --

Don Blair  - NIKE - CFO

Going into the fourth quarter, is that what you are saying?

Jeffrey Edelman  - UBS - Analyst

I am saying at the end of the fourth quarter --

Don Blair  - NIKE - CFO

Yes, okay, 12.5% on a reported basis, right?

Jeffrey Edelman  - UBS - Analyst

And on a constant dollar basis, 11%. Your fourth quarter revenues in Europe were up 12, and constant dollars were up 3.

Don Blair  - NIKE - CFO

You know what, Jeff, I think I am going to have to ask you to see if we can take this one to a different conversation, because I don't think there is a fundamental principal involved here, but I am not sure I can give you a good answer. I am not sure I entirely understand your question.

Jeffrey Edelman  - UBS - Analyst

Okay. We will follow-up.

Don Blair  - NIKE - CFO

Yes. Just to make sure that we are all clear on how we do this, obviously the way we do report futures numbers on a go-forward basis, is we use our estimate of what we think exchange rates are going to be. That is obviously subject to a lot of fluctuation based on where the exchange rates actually land.

Jeffrey Edelman  - UBS - Analyst

Okay. Thanks.

Operator

We will go next to John Shanley from Susquehanna Financial Group.

John Shanley  - Susquehanna Financial Group - Analyst

Thank you and good evening, guys. Charlie, you gave us a good insight in terms of the China business sales up in the quarter 29%. I wonder if you could give us the same level detail in some of your other major international markets, specifically, the U.K., France, Germany, and Japan?

Charlie Denson  - NIKE - President

I don't have all the revenues in front of me, but I think the most important part that you are trying to get at is we have consistently talked about those markets as being challenges. Let me take the U.K. and France to start with. Futures for both countries are up, so that is a first for us for a while, an encouraging sign. I think in France we have got two successive quarters of revenue gain year on year, and we are starting to see a little bit of movement there. Our inventory situations both at retail and obviously in Europe has improved over the last reporting period, and we feel very good about that. So these things, we have been talking about the U.K. and France for a while and they take time.

I feel like the French marketplace is probably in a little bit better shape with a little less volatility, but the U.K. market is obviously a bigger market, and probably has a little bit more volatility right now than France, based on where we are at. But both markets are improving, and I feel very confident in talking about that, as well as in Japan.

I think in Japan, the marketplace again, inventory levels are in very good shape, our sell-throughs are starting to improve, the promotional activity in the marketplace, certainly around the NIKE brand is really becoming very minimal, and we really like our brand position, and our business position right now going forward. So things in Japan have never really been that bad. They just haven't been as good as we would like them to be. I think Japan now is starting to come back into focus with respect to with the potential of that marketplace really is reflected.

John Shanley  - Susquehanna Financial Group - Analyst

That is great to hear.

Don Blair  - NIKE - CFO

John, just to give you the clarification, the U.K. was down, France and Japan were both up slightly in the fourth quarter, and as Charlie said, futures for all three of those markets are up going forward.

John Shanley  - Susquehanna Financial Group - Analyst

Super. Also, on the forward order questions that have come up already, can you break down the forward order position between footwear, apparel, and accessories for us at the end of the fourth quarter?

Don Blair  - NIKE - CFO

We don't usually do that, John, and we are not prepared to make an exception at this point.

John Shanley  - Susquehanna Financial Group - Analyst

Sometimes you do, sometimes you don't, but okay. The last question I had, Don, wondering if you can clarify, you mentioned fourth quarter comps for the first quality retail stores were up 8%. Is that just NIKEtown, and maybe you can just give us the comps for the outlet stores if it doesn't include those retail outlets?

Don Blair  - NIKE - CFO

Okay, well, the first quality stores for NIKE include other concepts. For example, we have some women's stores concepts out there in the U.S., so that will be all of our first quality, but the overwhelming majority of that is NIKEtown, and the comp store results for the outlet stores were a little more challenging, consistent with what many of the other outlet retailers have seen. But overall our retail business, particularly on the first quality side has been very strong. We think that is reflective of the strength in the brand.

John Shanley  - Susquehanna Financial Group - Analyst

Were the comps in the outlet stores negative?

Don Blair  - NIKE - CFO

It was a challenging set of comp numbers, so yes, they were negative.

John Shanley  - Susquehanna Financial Group - Analyst

Okay, great. Thanks a lot. I appreciate it.

Operator

We will go next to Margaret Mager from Goldman Sachs. Please go ahead.

Margaret Mager  - Goldman Sachs - Analyst

Hi, good morning, or good afternoon. It's Margaret Mager, congratulations on a great fiscal year, Mark, your first one as CEO!

Mark Parker  - NIKE - CEO

Thank you, Margaret.

Margaret Mager  - Goldman Sachs - Analyst

I have a few questions. First, if I could just focus on the U.S. market a little bit. Is there any inventory in the channel that needs to be dealt with at all? And how do you keep that balanced when you have got clearly disappointing results at two important customers? If you could speak to that.

Secondly, could you talk about your apparel business, and I know you said sports essentials is driving it, but what else is going on in Apparel? How is the women's business doing, and I know the Sports Essential is 40/60 cotton/non-cotton. What is your view of performance apparel that has cotton in it? If you could talk about that. And lastly, if you would please, when will Olympic marketing start to kick-in in a significant way? Thanks.

Charlie Denson  - NIKE - President

Okay. This is Charlie.

Margaret Mager  - Goldman Sachs - Analyst

Hi, Charlie.

Charlie Denson  - NIKE - President

Hi, Margaret. I am going to try to go to the top. U.S. inventory, probably the U.S. marketplace, I would have to say, is probably our best-managed marketplace around the world. We have got the most resources; we have a full-blown outlet store piece of the puzzle in place. So that team has gotten pretty good at managing the product flow and the inventory levels through the U.S. market.

I think the key thing for us now is as we continue to do well here in the marketplace, and maybe some of the other competition starts to struggle a little bit, we have got to be disciplined enough to make sure that we keep an eye on the appropriate level of product in the marketplace.

And I think it is something that we demonstrated we have the ability to do, and we will certainly do as we go forward in the future. So that would be the easiest and most succinct way to answer that first part of the question.

Margaret Mager  - Goldman Sachs - Analyst

How do you make sure you don't oversell the customers? Is there a component on that front?

Charlie Denson  - NIKE - President

I think that is pretty much something, that is a little bit of what we call the art and the science. That is the art piece; in making sure that we are gauging the appropriate level of demand in the market, and putting the right amount of product in the marketplace to liquidate. I think we have over the last six or seven years, I think we have developed a pretty good discipline around that.

Margaret Mager  - Goldman Sachs - Analyst

Seems to work.

Charlie Denson  - NIKE - President

That we continue to stay focused on, and keep an eye on. That's something we'll continue to stay focused on and keep an eye on. At the same time, we still believe the U.S. marketplace is a growth engine for us, and for the most part it is pretty healthy right now. We have got a little bit of challenge going on in the mall, but overall, all the channels of distribution are still pretty healthy.

I think that sometimes everybody kind of gets a little obsessed with some of the tougher information that is coming out, but overall the entire marketplace is still pretty healthy for us. We feel good about the U.S. market.

Margaret Mager  - Goldman Sachs - Analyst

Okay.

Charlie Denson  - NIKE - President

I think the Apparel business, let's go back to specifics around what is performing. I think that the thing we feel great about right now in apparel is the move forward that we have made around performance apparel, in NIKE Pro and the compression part of the business, as well as NIKE Sport Essentials.

I think one of the things that we have really started to understand is this idea of franchise-type items that have always been a very successful part of the footwear merchandising line plan, is now becoming a bigger and more important part of the apparel line planning as well. And NIKE Pro and NIKE Sport Essentials are two great examples of that type of execution.

Margaret Mager  - Goldman Sachs - Analyst

Okay. Is women's doing well?

Charlie Denson  - NIKE - President

Yes. Yes. Pam says women's is doing well.

Margaret Mager  - Goldman Sachs - Analyst

Excellent. Thank you, Pam.

Charlie Denson  - NIKE - President

And then Olympic advertising, we will start to gear up in the back half a little bit, but with the games, it will be pretty much the summer timeframe when things will really heat up around the world. And we don't have all of our Olympic plans in place or confirmed just yet. So I am not prepared to really start to get any more specific than that.

Margaret Mager  - Goldman Sachs - Analyst

Okay. Well, thanks and keep up the good work! Enjoy the summer.

Pam Catlett  - NIKE - VP, IR

 Thanks.

Margaret Mager  - Goldman Sachs - Analyst

 Thanks, bye.

Operator

 We will go next to Virginia Genereux from Merrill Lynch. Please go ahead.

 Pam Catlett  - NIKE - VP, IR

 Virginia?

 Don Blair  - NIKE - CFO

 We lost Virginia.

 Pam Catlett  - NIKE - VP, IR

 Hello? Okay. Can we go to the next person, operator?

Operator

 Okay, just one moment. Give me just one moment.

 Margaret Mager  - Goldman Sachs - Analyst

 Pam?

 Pam Catlett  - NIKE - VP, IR

 Yes.

 Margaret Mager  - Goldman Sachs - Analyst

 I am still on.

 Pam Catlett  - NIKE - VP, IR

 Hi, Margaret.

 Margaret Mager  - Goldman Sachs - Analyst

 Hi. You could talk about gross margin, and how you are going to achieve higher gross margins over the next two to three years, if you care to?

 Don Blair  - NIKE - CFO

 You know we have talked about that one on many previous occasions.

 Margaret Mager  - Goldman Sachs - Analyst

 Okay.

 Don Blair  - NIKE - CFO

 Lean manufacturing, SKU productivity, raw material consolidation.

 Charlie Denson  - NIKE - President

 Sales SKU reduction between footwear and apparel.

Margaret Mager  - Goldman Sachs - Analyst

Yes.

 Don Blair  - NIKE - CFO

Actually, we are seeing benefits in all those areas. Lean is a big story, I don't know if you remember, but about a year ago, Lean was about 19% of our footwear. This past year we jumped up to about 42%, and we see that continuing to grow in '08, and then also being leveraged into apparel. That is a big one.

Margaret Mager  - Goldman Sachs - Analyst

Okay, excellent. Well, I will hang up. Maybe I am causing the problem.

Don Blair  - NIKE - CFO

Actually, what I am going to do is take the opportunity to answer Jeff Edelman's question. I had a little bit of remedial instruction here from Pam. As I understand the question, there was about an 8-point spread between constant currency and real dollars in Europe for the fourth quarter revenue, but there is only a 1 point spread for the futures between constant dollars and real dollars.

And the key issue is actually in the base years. So the fourth quarter of '06, our average euro/dollar conversion rate was about $1.20. So when we were comparing the fourth quarter of '07, we were at about $1.33 against $1.20. The first quarter of '07 rate is about $1.27. So we are comparing against a stronger first quarter euro in the beginning of '07 versus the beginning of '08, than we were in the fourth quarter of '07 versus the fourth quarter of '06. So hopefully, Jeff, that answers your question.

Operator

Pardon the interruption, we are experiencing an interruption in today's conference. Please standby while we resolve the situation. Once again, please stand by, and we will resume the conference shortly. Once again, ladies and gentlemen, we are experiencing an interruption in today's conference. Please stand by while we resolve this situation. Once again, please stand by, and we will resume the conference shortly.

At this time the telephone conference was interrupted due to technical difficulties. At the time of interruption, the following individuals were in the queue to ask questions. Following the termination of the call, the questions were collected from those individuals and the Company answered those questions in the transcript of the call posted at www.nikebiz.com/investors later that day. The questions and the Company's answers are reprinted below.

Jim Duffy - Thomas Weisel - Analyst

Question: Very nice progress on the inventory...from a geographic standpoint, can you provide some perspective on where you saw the improvement and speak to the 4Q inventory levels in each of the regions?

Answer: We experienced improving inventory trends across all of our NIKE Brand regions, and inventories were down in our international regions.

Question: What are the expectations for stock based compensation expense in FY08?

Answer: We do not expect stock based compensation expense to have a material impact on our overall SG&A growth for the full year.


Virginia Genereux -Merrill Lynch - Analyst

Question: I think you've mentioned that a higher level of closeouts exerted some margin pressure in the US business during F07 (according to your contribution margin breakdown by geography). Do you have some closeout reserve on the balance sheet whereby you have expensed anticipated future closeouts and is that reserve higher y/y as a percent of sales coming out of F07?

Answer: Accounting rules require that companies book an inventory valuation reserve when they believe they will sell product below its carrying cost. Since most of our close-outs are sold through our network of factory outlet stores, we earn a profit on the sale of most closeout product. At the end of fiscal 2007, inventory increased only 2 percent compared to last year, well below our anticipated revenue growth for Q1; this had a correspondingly favorable impact on year-end inventory valuation reserves.

Question: Regarding futures in the US and Europe. There has been some talk that NIKE took some product returns from some of the mall based retailers; do you anticipate any material impact on US futures going forward from this, from anniversarying futures orders for product that was later returned? And on Europe is there any reason this backlog improvement is not indicative of a relatively more sustainable trend?

Answer: On occasion, we do accept product returns which are typically sold through our factory outlet stores. We do not expect this to have a negative impact on futures orders.

We are very pleased with the improvement in our European region futures orders. We're very confident in the long-term potential of this market and believe we are taking the right steps to drive profitable, sustainable growth. We think the positive futures trend in Europe suggests that these efforts are beginning to bear fruit.


Bob Drbul - Lehman Brothers - Analyst

Question: Were there any discernable differences in the first half of the order period vs. the second or what is fairly consistent?

Answer: There was no discernible difference. Futures for both Q1 and Q2 were up double digits.

Question: Can you please update us on the uses of the $2.8 Billion of cash? It seems like the market is not giving you much credit for it sitting on your balance sheet?

Answer: In fiscal 2007, we returned over $1.3 billion to shareholders via share repurchases and dividends. Over the last several years, we've consistently increased our dividend and the level of share repurchases.

We're committed to deploying our capital to drive shareholder value over time. We do this by seeking profitable investments in our business and by increasing cash returns to shareholders through stock repurchases and dividends.

Question: Does the FY08 guidance include the effective tax from 32.2% of FY07, so 50 to 100 basis points below that number?

Answer: Yes. We anticipate the fiscal 2008 tax rate will be 50 to 100 basis points below the fiscal 2007 rate of 32.2%.


Robert Samuels - JP Morgan - Analyst

Question: You guys sound very optimistic about all aspects of your business. Can you discuss some of the things that aren't currently working?

Answer: As we said in our prepared remarks, we are encouraged by the progress that we have made in challenging markets such as the UK, France and Japan. Overall, we're very excited by the prospects for our business and confident in the strategies we are executing to win in the marketplace.

Question: Updates on what will drive the business for fall/spring? Update on NIKE-plus?

Answer: Our currently reported futures include Fall and portions of Holiday 2007. The growth is broad based across categories and regions.

NIKE+ has now launched in a number of countries, including the US,
Western Europe, Japan, China and Australia.   Consumers love these
products. We've been adding new NIKE+ users at a rate of 1,000 a day, and NIKE+ users have now logged over 18 million miles.

Question: Can you give your perspective on the issues surrounding both Foot Locker and Finish Line? Why are the mall-based retailers so much softer than some of your other distribution channels?

Answer: While the mall has been a challenging environment for some retailers, the NIKE Brand has been a bright spot. Our fourth quarter results speak to the strength of our brand across the market: USA revenue grew 10% and futures are up 7 percent. We feel very good about retailers' response to our products for Fall as we gear up for the important back-to-school season.

As we've talked about for some time, we believe there is a significant opportunity to elevate retail in our industry and we intend to lead that effort. As we execute our wholesale and direct retail strategies, we believe we can create unique retail destinations that generate excitement in the marketplace. The House of Hoops concept we announced with Foot Locker is just the beginning and you'll start to see a more elevated consumer experience in early 2008.


Kate McShane - Citigroup - Analyst

Question: Can you talk about what kind of product is driving futures growth in Europe - have you seen a shift to technical product yet? Also in Europe - can we expect the same level of spending this fall behind NIKE Pro as we did last year?

Answer: Our EMEA futures growth is broad-based, with growth across multiple categories and sales channels.

Question: Can you walk us through some of the steps that were taken to get your inventory under control? With the weaker mall environment are you not seeing more returns from retailers?

Answer: Our improved inventory position is the result of tighter supply chain management. This includes tightening our buys to match demand, managing factory scheduling and deliveries, and aggressively moving to redeploy slow-moving product and liquidate close-outs.


Sara Hasan - McAdams Wright Ragen - Analyst

Question: In relation to your guidance for SG&A growth in line with revenue growth in FY08-if you plan to continue to leverage operating overhead, the implication is that demand creation is expected to grow in excess of revenue growth for the year. Is this in relation to the Olympics or is that an ongoing expectation for demand creation growth? Will demand creation growth be back-end loaded due to the timing of global sporting events?

Answer: In FY08, we expect to invest in a number of initiatives covering both demand creation and operating overhead. Overall, we expect SG&A to grow at about the same rate as revenue; that means we'll need to drive productivity in core functions to fund these investments. While SG&A growth will vary across quarters, we expect growth to be somewhat more consistent across quarters than we experienced in fiscal 2007.